UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*
                           EXACT SCIENCES CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $.01
                         (Title of Class of Securities)

                                   30063P105
                                 (CUSIP Number)

                               SEPTEMBER 14, 2010
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]     Rule 13d-1(b)
[X]     Rule 13d-1(c)
[_]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

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                                                       13G                            Page 2 of 7 Pages


         CUSIP No. 30063P105

-------------------------------------- ------------------------------------- -------------------------------------
--------- --------------------------------------------------------------------------------------------------------
1. NAMES OF REPORTING PERSONS

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          PERCEPTIVE ADVISORS LLC

--------- --------------------------------------------------------------------------------------------------------

          2. CHECK THE APPROPRIATE BOX IF A GROUP*                                                      (a) [ ]
                                                                                                        (b) [ ]
--------- --------------------------------------------------------------------------------------------------------

          3. SEC USE ONLY



--------- --------------------------------------------------------------------------------------------------------

          4. CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

--------- --------------------------------------------------------------------------------------------------------
------------------- ---- -------------------------------------------- --------------------------------------------
    NUMBER OF
      SHARES             5. SOLE VOTING POWER                                                                   0
------------------- ---- -------------------------------------------- --------------------------------------------
   BENEFICIALLY
     OWNED BY            6. SHARED VOTING POWER                                                         2,028,289
------------------- ---- -------------------------------------------- --------------------------------------------
       EACH
    REPORTING            7. SOLE DISPOSITIVE POWER                                                              0
------------------- ---- -------------------------------------------- --------------------------------------------
   PERSON WITH:
                         8. SHARED DISPOSTIVE POWER                                                     2,028,289
------------------- ---- -------------------------------------------- --------------------------------------------
--------- ------------------------------------------------------------------------- ------------------------------

          9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                               2,028,289
--------- ------------------------------------------------------------------------- ------------------------------
--------- --------------------------------------------------------------------------------------------------------

       10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                                                                  [ ]
--------------------------------------------------------------------------------------------------------

--------- ------------------------------------------------------------------------- ------------------------------

          11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                              5.0%
--------- ------------------------------------------------------------------------- ------------------------------

          12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                            IA
--------- ------------------------------------------------------------------------- ------------------------------



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                                                        13G                           Page 3 of 7 Pages

CUSIP No. 30063P105
--------------------------------------- ------------------------------------ -------------------------------------
--------- --------------------------------------------------------------------------------------------------------
          13. NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          JOSEPH EDELMAN

--------- --------------------------------------------------------------------------------------------------------

          14. CHECK THE APPROPRIATE BOX IF A GROUP*                                                     (a) [ ]
                                                                                                        (b) [ ]
--------- --------------------------------------------------------------------------------------------------------

          15. SEC USE ONLY



--------- --------------------------------------------------------------------------------------------------------

          16. CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- --------------------------------------------------------------------------------------------------------
------------------- ---- -------------------------------------------- --------------------------------------------
    NUMBER OF
      SHARES             17. SOLE VOTING POWER                                                                  0
------------------- ---- -------------------------------------------- --------------------------------------------
   BENEFICIALLY
     OWNED BY            18. SHARED VOTING POWER                                                        2,028,289
------------------- ---- -------------------------------------------- --------------------------------------------
       EACH
    REPORTING            19. SOLE DISPOSITIVE POWER                                                             0
------------------- ---- -------------------------------------------- --------------------------------------------
   PERSON WITH:
                         20. SHARED DISPOSTIVE POWER                                                    2,028,289
------------------- ---- -------------------------------------------- --------------------------------------------
--------- ------------------------------------------------------------------------- ------------------------------

          21. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                              2,028,289
--------- ------------------------------------------------------------------------- ------------------------------
--------- --------------------------------------------------------------------------------------------------------

       10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                                                                  [ ]
--------------------------------------------------------------------------------------------------------

--------- ------------------------------------------------------------------------- ------------------------------

          23. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                              5.0%
--------- ------------------------------------------------------------------------- ------------------------------

          24. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                            IN
--------- ------------------------------------------------------------------------- ------------------------------

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                                                        13G                            Page 4 of 7 Pages

CUSIP No. 30063P105
--------------------------------------- ------------------------------------ --------------------------------------


ITEM 1.
(a) Name of Issuer: Exact Sciences Corporation

                                                               441 Charmany Drive
     (b) Address of Issuer's Principal Executive Offices: Madison WI 53719

ITEM 2.

                               This Schedule 13G (the "Schedule") is being filed
                               with  respect  to  shares  of  Common  Stock  (as
                               defined below) of Exact Sciences Corporation (the
(a) Name of Person Filing:     "Issuer")   which   are   beneficially  owned  by
                               Perceptive Advisors LLC and Joseph Edelman
                               (together, the "Reporting Persons"). See Item 4 below.


(b) Address of Principal         Perceptive Advisors LLC
    Business Office or, if none, 499 Park Avenue, 25th Floor
    Residence:                   New  York, NY 10022

(c) Citizenship:                 Perceptive Advisors LLC is a Delaware
                                 limited liability company and

                                 Joseph Edelman is a United States Citizen.
(d) Title of Class Securities:   of Common Stock, par value $.01 (the "Common Stock")

(e) CUSIP Number: 30063P105

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 ITEM 3    IF   THIS   STATEMENT   IS   FILED  PURSUANT  TO  ss.ss.240.13D-1(B)  OR
           240.13D-2(B) OR (C), CHECK WHETHER THE ITEM 3. PERSON FILING IS A:

     (a)  [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3); (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

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--------------------------------------- ------------------------------------ --------------------------------------
                                                        13G                            Page 5 of 7 Pages

CUSIP No. 30063P105
--------------------------------------- ------------------------------------ --------------------------------------
                 OWNERSHIP.
ITEM 4.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                   The Reporting Persons beneficially own 2,028,289
                                   shares   of   Common  Stock  held  by  a  private
                                   investment fund to which Perceptive Advisors LLC
(a) Amount  beneficially  owned:   serves  as  the investment manager. Mr. Edelman
                                   is the managing member of  Perceptive  Advisors LLC.
(b) Percent of class:              The  beneficial ownership of 5.0% is based on the
                                   2,028,289  outstanding  shares of Common Stock of
                                   the Issuer, as disclosed on the Issuer's Form
                                   10-Q filed with the SEC on August 8, 2010.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

                                                                                  0
(ii) Shared power to vote or to direct the vote:

                                                                                  2,028,289
(iii) Sole  power to dispose or to direct the disposition of:                     0

(iv) Shared power to dispose or to direct the disposition of:                     2,028,289

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

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--------------------------------------- ------------------------------------ -------------------------------------
                                                        13G                           Page 6 of 7 Pages

CUSIP No. 30063P105
--------------------------------------- ------------------------------------ -------------------------------------
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

As referred to in Item 4, other persons have the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, certain of the shares reported herein. In that regard, Mr. Edelman is the managing member of Perceptive Advisors LLC, the investment manager of a private investment fund. Accordingly, the private investment fund has the right to receive and the power to direct the receipt of, dividends and the proceeds from the sale of the shares reported herein that are held through the private investment fund.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.
ITEM 10.  CERTIFICATION

           The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities

(a) referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]


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--------------------------------------- ------------------------------------ -------------------------------------
                                                         13G                          Page 7 of 7 Pages

CUSIP No. 30063P105
--------------------------------------- ------------------------------------ -------------------------------------
                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

--------------------------------------- ------------------------------------ -------------------------------------
September 20, 2010
Date

PERCEPTIVE ADVISORS LLC

/s/ Joseph Edelman
Signature

Joseph Edelman/Managing Member
Name/Title
September 20, 2010
Date

/s/ Joseph Edelman
Signature

Joseph Edelman
Name/Title

--------------------------------------- ------------------------------------ -------------------------------------
The  original  statement  shall  be  signed  by  each person on whose behalf the statement  is filed or his authorized representative. If the statement is signed on  behalf  of a person by his authorized representative other than an executive
officer   or   general   partner   of   the   filing  person,  evidence  of  the
representative's  authority to sign on behalf of such person shall be filed with the  statement,  provided,  however,  that  a power of attorney for this purpose which  is  already on file with the Commission may be incorporated by reference.
The  name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

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